AGREEMENT FOR PAYMENT OF ACCOUNT

THIS Agreement for Payment of Account ("Agreement"), is entered into this November 27, 2001 by and between Xybernaut Corporation, a Delaware corporation ("Xybernaut"), and frog werk, Inc., a California Corporation ("frog").

          WHEREAS, frog and Xybernaut entered into a Creative Convergence Agreement dated May 18, 2001 under which Xybernaut engaged the services of frog under various work orders upon the terms and conditions contained in the Creative Convergence Agreement, (the "CC Agreement"); and

          WHEREAS, Xybernaut has fallen behind on payment for services received from frog and wishes to reach an agreement on an alternative payment plan to compensate frog for the balance owed to date, provide for payment over time of the balance and re-engage frog to complete services; and

          WHEREAS,   the  parties  have  reached  agreement  on  the  terms  for satisfaction of the balance due, for payment over time, and for frog to continue to provide requested services.

          NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged as had and received, the Parties agree as follows:

          1. Payment of Account: The total balance of the account owed by Xybernaut to frog, including but not limited to all services, goods, expenses, and products provided by frog to Xybernaut from May 18, 2001 through and up to the date of this Agreement is $506,498.89 (the "Balance"). frog agrees to receive as payment in full of the Balance, a cash payment of one-third (1/3) of the Balance in the amount of $168,832.96 (the "Cash Payment") and receive compensation for the remaining two-thirds (2/3) of the Balance, (a total of $337,665.93) by way of a grant of Xybernaut common stock, pursuant to the terms and conditions contained herein.

          2. Cash Payment: Xybernaut will make the Cash Payment of $168,832.96 in installments pursuant to the following schedule: $50,000 paid at the time this Agreement is executed and the remaining $118,832.96 shall be paid in increments of $20,000, paid bi-weekly on December 7 and December 21, 2001 and January 4, January 18, and February 1 with the Cash Payment paid in full with a final $18,832.96 payment on February 15, 2002 (the "Final Payment"). After receipt by frog of the $50,000 payment, the remaining balance on the Cash Payment will bear simple interest at the rate of 10% per annum (computed on the basis of a year of 365 days). This interest will be paid in a single installment of $1,891.51 no later than February 15, 2002.

          3. Grant of Stock: The remaining two-thirds (2/3) of the Balance will be paid in full by a grant of shares of Xybernaut common stock of a value equivalent to $337,665.93 discounted fifteen percent (15%) from the $2.27 closing market price of Xybernaut's common stock on November 26, 2001 for a total of 174,956 shares at a price of $1.93 per share.

          4. Registration of Shares: Xybernaut hereby grants to frog piggyback registration rights with respect to the common stock issued to frog herein, under the next registration statement filed by Xybernaut with respect to its common stock (other than another registration statement on Form S-4 or Form S-8 or any successor thereto). Xybernaut will advise frog about any such registration statement and, if frog requests in writing that the shares are to be included in such registration statement, Xybernaut shall use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission (the "Commission"). If Xybernaut does not file a registration statement which includes the shares, Xybernaut will, prior to ninety (90) days from the date hereof, file a registration statement with respect to the shares and use its reasonable best efforts to cause the registration statement to be declared effective by the Commission. Xybernaut shall be responsible for the compliance of any such registration statement with applicable securities laws; provided that frog shall be responsible for any information about frog specifically required by applicable securities laws. All fees and expenses incident to the registration of the shares shall be borne by Xybernaut. If the frog registration statement is not declared effective within fifty (50) days after the filing thereof, Xybernaut will increase or recommence, whichever may be applicable at the time, the bi-weekly payments to frog identified in paragraph 2 of this Agreement, by $40,000 bi- weekly until the remainder of the Balance is repaid. In the event bi-weekly payments are increased or commenced under this provision such installments will bear simple interest at the rate of 10% per annum (computed on the basis of a year of 365 days).

          5. frog Services: Immediately upon receipt of the $50,000 payment referenced in paragraph 1 herein, frog will commence work under all outstanding and new Xybernaut work orders pursuant to the terms and conditions of the CC Agreement. Except for those terms expressly amended herein, the parties agree that the CC Agreement remains in full force and effect and is not otherwise merged or amended by this Agreement.

          6. frog Release: Provided Xybernaut is not in breach under the terms of this Agreement, frog shall forebear and suspend any legal, equitable or other action against Xybernaut for collection of the Balance. Upon receipt by frog of the Final Payment and the grant, registration of shares pursuant to paragraphs 3 and 4 herein, frog shall release Xybernaut, its subsidiaries, officers, directors, employees, agents, successors and assigns from any and all claims, damages, liabilities, actions or causes of action for money owed by Xybernaut to frog, its subsidiaries, officers, directors, employees, agents, successors and assigns for services rendered pursuant to the CC Agreement during the period from May 18, 2001 through the date of this Agreement.

          7. Miscellaneous: This Agreement shall be controlled by California law without regard to California's conflicts of law provisions. In the event either party must take legal action to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorney's fees and costs related to such enforcement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized agents as of the date first written above.


XYBERNAUT CORPORATION                   frog werk Inc.

By:________________________________     By:______________________________

Name:  ____________________________     Name:____________________________

Title: ____________________________     Title:___________________________


Date:___________________                Date:_______________